Contract Number: 0001234567

DISABILITY WAIVER OF MONTHLY DEDUCTION BENEFIT

We include this rider as part of this contract in return for the Application and the deduction of the monthly cost as stated on page 5-WMD. If any provisions of this rider are in conflict with the terms of the base contract, the provisions of this rider will control. The base contract is the contract excluding any attached riders, amendments, or endorsements.

1. DEFINITIONS.

1a. Age. For purposes of this rider, “Age 5,” “Age 60,” “Age 65,” and “Age 70” mean the first Rider Anniversary on or after the Insured’s 5th, 60th, 65th, and 70th birthday, respectively.

1b. Date of Issue of this Rider. The Date of Issue of this Rider as stated on page 5-WMD.

1c. Occupation. During the first 24 months of Total Disability, Occupation is the Insured’s regular occupation when that disability begins. After this, it is any occupation for which the Insured is or becomes qualified by reason of education, training, or experience.

1d. Rider Anniversary. The same month and day of each year after issue of this rider as in the Date of Issue of this Rider.

1e. Total Disability. Total Disability is a disability of the Insured that:

1)	Begins before Age 65;

2)	Results from accidental bodily injury sustained or disease that first appears while both this contract and this rider are in force; and

3)	Completely prevents the Insured from performing the substantial and material duties of an Occupation for gain or profit. However:

a)

If the Insured is a full-time student under age 18 when Total Disability begins, Occupation for gain or profit means attending school. This definition applies for 24 months after the day Total Disability begins, or, if later, until the disabled Insured reaches age 18.

b)	If the Insured is primarily a homemaker when Total Disability begins, Occupation for gain or profit includes performing household duties.

2. THE BENEFIT. Upon receiving proof that Total Disability has continued for six consecutive months, we will waive the Monthly Deduction on each Monthly Anniversary during the Benefit Period.

In addition, for each Monthly Anniversary that occurs during the Benefit Period but before we receive proof of Total Disability, we will credit an amount equal to the Monthly Deduction on that Monthly Anniversary. This adjustment will be made on the day your claim for waiver is approved by us.

3. BENEFIT PERIOD. A Benefit Period begins:

1)	At Age 5, if the Insured has a Total Disability on that date; or

2)	On the date Total Disability begins, if that date is after Age 5.

If Total Disability begins before Age 60, the Benefit Period ends:

1)	On the date Total Disability ends, if Total Disability does not continue to Age 65; or

2)	At Attained Age 121, if Total Disability continues to Age 65.

If Total Disability begins at or after Age 60 but before Age 65, the Benefit Period ends on the earlier of:

1)	The date Total Disability ends; and

2)	Age 70.

ICC19 UR-TU-WMD	page TU-1	$TU#IC

Contract Number:        0001234567

DISABILITY WAIVER OF MONTHLY DEDUCTION BENEFIT	(continued)

4. SEPARATE PERIODS OF DISABILITY. For each separate period of disability, Total Disability must continue for six consecutive months before benefits may be provided under this rider. Periods of disability are separate if:

1)	The disability in a later period does not result from, or is not contributed to by, the same cause or causes as the disability in the prior period; or

2)	The later period of disability begins after the Insured resumes an Occupation for gain or profit for a continuous period of six months during which no benefits are payable under this rider.

5. PRESUMPTIVE TOTAL DISABILITY. The Insured has a Presumptive Total Disability if accidental bodily injury sustained or disease that first appears while both this contract and this rider are in force causes total and permanent loss of:

1)	Sight of both eyes;

2)	Hearing of both ears;

3)	Speech;

4)	Use of both hands;

5)	Use of both feet; or

6)	Use of one hand and one foot.

Upon receiving proof that the Insured has a Presumptive Total Disability, we will:

1)	Consider the Insured to have a Total Disability whether or not the Insured engages in any Occupation for gain or profit; and

2)	Waive Monthly Deductions under Section 2 THE BENEFIT. However, we will not require proof that Total Disability has continued for six consecutive months.

6. RISKS NOT ASSUMED. No Monthly Deductions will be waived under this rider if Total Disability or Presumptive Total Disability results from any of the following:

1)	Intentionally self-inflicted injury or any attempt at suicide, while sane or insane.

2)

War or act of war. War includes, but is not limited to, declared war and armed aggression by one or more countries resisted on orders of any other country, combination of countries, or international organization. Act of war means any act in time of war peculiar to military, naval, or air operations.

3)	Active participation in a riot, insurrection, or terrorist activity.

4)	Commission of or an attempt to commit a felony.

5)	Being engaged in an illegal occupation or activity.

6)	Voluntary intake or use by any means of:

a)	Any drug, unless prescribed or administered by a physician and taken in accordance with the physician’s instructions; or

b)	Poison, gas, or fumes, unless a direct result of an occupational accident.

7)	Intoxication as defined by the jurisdiction where the disability occurred.

7. NOTICE AND PROOF OF CLAIM. Notice and proof of claim must be given to us at our Service Center while the Insured is living and:

1)	During Total Disability of the Insured; or

2)	Within one year after the end of the period for which you are claiming benefits.

However, failure to give proof within one year will not affect the claim if proof is given as soon as is reasonably possible.

No Monthly Deductions will be waived under this rider until your claim for waiver is approved.

ICC19 UR-TU-WMD	page TU-2

Contract Number:        0001234567

DISABILITY WAIVER OF MONTHLY DEDUCTION BENEFIT	(continued)

8. PROOF OF CONTINUANCE OF TOTAL DISABILITY. Proof of continuance of Total Disability, at your expense, will be required at reasonable intervals. As part of any proof, we may require the Insured, at our expense, to have an examination by a physician whom we will name.

During the first 24 months after we approve your claim for benefits, we will not require proof more often than once every 30 days. After 24 months, we will not require proof more than once in any 12-month period. However, if Total Disability continues to Age 65, we will not require proof after Age 65.

If you do not give proof as required, no further Monthly Deductions will be waived under this rider.

9. BENEFITS AFTER PREMIUM IN DEFAULT. If a premium is in default, your claim for waiver will be approved only if:

1)	Total Disability began before the end of the grace period of the first premium in default;

2)	Notice of claim is given within one year from the end of the grace period of the first premium in default, or as soon as reasonably possible; and

3)	All other conditions of this rider are met.

If Total Disability began during the grace period of the first premium in default, no claim will be considered until that premium is paid.

10. MISSTATEMENT OF AGE OR SEX. If the Insured’s age or sex has been misstated, all future charges for this rider after misstatement is discovered will use the correct age and sex.

11. INCONTESTABILITY. We will not contest the validity of this rider after it has been in force during the Insured’s lifetime for two years from the Date of Issue of this Rider, except for:

1)	Fraud in the procurement or reinstatement of this rider, when permitted by applicable law in the state where this rider was issued; and

2)

In the event of reinstatement as described in Section 13, the validity of this rider with regard to statements made in any application for reinstatement for two years from the effective date of that reinstatement.

Any period during which the Insured is Totally Disabled will be excluded from determining when two years have elapsed.

12. IMPACT ON CONTRACT BENEFITS. Waiver of Monthly Deductions under this rider will not reduce any other contract benefits.

13. REINSTATEMENT. This rider may be reinstated if the contract is reinstated. Reinstatement is subject to satisfactory evidence of insurability, if and as required by our standards. Section 11 INCONTESTABILITY will apply as described in that section.

14. NONFORFEITURE VALUES. This rider does not have a cash surrender value or a loan value.

15. TERMINATION. This rider will terminate on the earliest of the following dates:

1)	The date the Insured reaches Age 65 or the end of the Benefit Period, if later.

2)

The date the Face Amount is increased under contract Section 7.1 INCREASE IN FACE AMOUNT and we require but do not receive satisfactory evidence of insurability for the increase in Monthly Deductions that will result from the increase in Face Amount.

3)	The date this contract terminates.

4)	The first Monthly Anniversary on or after the date we receive Notice to cancel this rider.

5)	Upon the death of the Insured.

Signed for Thrivent Financial for Lutherans
President
Secretary

ICC19 UR-TU-WMD	page TU-3

Date of Issue of this Rider: OCTOBER 1, 2019	Contract Number: 0001234567

DISABILITY WAIVER OF MONTHLY DEDUCTION BENEFIT

FORM ICC19 UR-TU-WMD

INSURED:        JOHN DOE

AGE:         35         SEX:         MALE

TABLE OF MONTHLY COSTS

ATTAINED AGE*	MONTHLY COST#	ATTAINED AGE*	MONTHLY COST#	ATTAINED AGE*	MONTHLY COST#
0	5.0%	20	5.5%	40	7.7%
1	5.0	21	6.0	41	8.2
2	5.0	22	6.0	42	8.3
3	5.0	23	5.7	43	8.8
4	5.0	24	5.4	44	8.9
5	5.0	25	5.1	45	9.5
6	5.0	26	4.8	46	9.6
7	5.0	27	4.8	47	10.1
8	5.0	28	4.8	48	10.2
9	5.0	29	5.2	49	10.8

10	5.0	30	5.2	50	11.4
11	5.0	31	5.2	51	12.5
12	5.0	32	5.2	52	13.6
13	5.0	33	5.2	53	15.7
14	5.0	34	5.6	54	17.8
15	5.0	35	5.6	55	20.0
16	5.0	36	6.5	56	22.0
17	5.0	37	7.0	57	24.0
18	5.0	38	7.1	58	26.3
19	5.5	39	7.6	59	28.3

				60	30.3
				61	32.6
				62	34.7
				63	37.1
				64	39.1

* AGE LAST BIRTHDAY ON RIDER ANNIVERSARY ON OR IMMEDIATELY PRIOR TO MONTHLY ANNIVERSARY.

# PERCENTAGE OF THE SUM OF THE MONTHLY COST OF INSURANCE, THE BASIC MONTHLY CHARGE, ANY MONTHLY UNIT CHARGES, AND THE MONTHLY COST OF ANY ADDTIONAL BENEFITS OTHER THAN THE DISABILITY WAIVER OF MONTHLY DEDUCTION BENEFITS.

ICC19 UR-TU-RS	page 5-WMD	$TU050IC

Contract Number: 0001234567

GUARANTEED INCREASE OPTION BENEFIT

We include this rider as part of this contract in return for the Application and the deduction of the monthly cost as stated on page 5-GIO. If any provisions of this rider are in conflict with the terms of the base contract, the provisions of this rider will control. The base contract is the contract excluding any attached riders, amendments, or endorsements.

1. DEFINITIONS.

1a. Date of Issue of this Rider. The Date of Issue of this Rider as stated on page 5-GIO.

1b. Rider Anniversary. The same month and day of each year after issue of this rider as in the Date of Issue of this Rider.

2. THE BENEFIT. You may increase the Face Amount of this contract on each Fixed Increase Option Date. You may also increase the Face Amount on Alternate Increase Option Dates, except that use of an alternate increase option cancels the next Fixed Increase Option Date. Increases in Face Amount are with no evidence of insurability required and are subject to Section 5 CONDITIONS OF INCREASE.

3. FIXED INCREASE OPTION DATES. Fixed Increase Option Dates occur on the first Rider Anniversary on or after the 22nd, 25th, 28th, 31st, 34th, 37th, 40th, 43rd, 46th, and 49th birthdays of the Insured, provided that the rider was in force on that birthday.

Each option is in effect while this rider is in force from 60 days before the Fixed Increase Option Date to 30 days after that date.

4. ALTERNATE INCREASE OPTION DATES. Alternate Increase Option Dates occur upon the date of each of the following events when they take place between the Date of Issue of this Rider and the Rider Anniversary on or after the Insured’s 49th birthday:

1)	Marriage of the Insured;

2)	Birth of each live child born to the Insured;

3)	Legal adoption of a child by the Insured; and

4)	Purchase of a primary residence by the Insured.

Each option is in effect while this rider is in force for 60 days after the Alternate Increase Option Date. Use of an Alternate Increase Option Date cancels the next Fixed Increase Option Date. An Alternate Increase Option Date may not be used if there are no remaining Fixed Increase Option Dates.

5. CONDITIONS OF INCREASE. Each increase in Face Amount under this rider is subject to the following:

1)	You must request the increase by giving Notice while the option is in effect.

2)	If the Insured is not the owner of this contract, the Insured must consent to the increase.

3)	The Risk Class for the increase in Face Amount will not be less favorable than for this rider. If this contract has an exclusion rider, the increase in Face Amount will also have such a rider.

4)	The increase must be at least $10,000 and may not exceed the Option Amount for this rider as shown on page 5-GIO.

5)	The effective date of the increase will be the date shown on a supplemental contract schedule page that we will send to you.

6)	The Cost of Insurance for the increase will be included in the Monthly Deduction beginning on the effective date of the increase.

7)

A new Monthly Unit Charge and new schedule of Decrease Charges will apply to the increase in Face Amount. The Decrease Charges will not be greater than the Maximum Decrease Charges for increases in Face Amount shown on page 4B.

(continued)

ICC19 UR-GZ-GIO	page GZ-1	$GZ#IC

Contract Number:        0001234567

GUARANTEED INCREASE OPTION BENEFIT	(continued)

8)	A new No-Lapse Guarantee Premium for this contract will be determined if the No-Lapse Guarantee has not terminated before the effective date of the increase.

9)

If the Insured dies by suicide, while sane or insane, within two years after the Date of Issue of this Rider, the Death Proceeds with respect to the increase are limited to the Cost of Insurance and Monthly Unit Charges for the increase.

10)	If you request an increase in Face Amount and the Insured dies before the effective date of the increase, the increase will not take effect and any charge paid for the increase will be refunded.

6. DECREASE IN OPTION AMOUNT. You may decrease the Option Amount any time before the first Rider Anniversary on or after the Insured’s 49th birthday. The decrease is subject to the following:

1)	You must give Notice.

2)	The new Option Amount must be at least $10,000 and must be a multiple of $5,000.

3)	A new No-Lapse Guarantee Premium for this contract will be determined for any No-Lapse Guarantee in effect on the effective date of the decrease.

4)

The effective date of the decrease will be the first Monthly Anniversary on or after the date we receive your Notice. That date will be shown on a supplemental contract schedule page that we will send to you.

7. MISSTATEMENT OF AGE OR SEX. If the Insured’s age or sex has been misstated, all future charges for this rider after misstatement is discovered will use the correct age and sex. The Option Amount will not change.

8. INCONTESTABILITY. We will not contest the validity of this rider and any increases under this rider after this rider has been in force during the Insured’s lifetime for two years from the Date of Issue of this Rider, except for:

1)	Fraud in the procurement or reinstatement of this rider, when permitted by applicable law in the state where this rider was issued; and

2)

In the event of reinstatement as described in Section 9, the validity of this rider and any increases under this rider with regard to statements made in any application for reinstatement for two years from the effective date of that reinstatement.

9. REINSTATEMENT. This rider may be reinstated if the contract is reinstated. Reinstatement is subject to satisfactory evidence of insurability, if and as required by our standards. Section 8 INCONTESTABILITY will apply as described in that section.

10. NONFORFEITURE VALUES. This rider does not have a cash surrender value or a loan value.

11. TERMINATION. This rider will terminate on the earliest of the following dates:

1)	The date 60 days following the first Rider Anniversary on or after the Insured’s 49th birthday.

2)	The date you use an Alternate Increase Option Date that cancels the final Fixed Increase Option Date provided under Section 3.

3)	The date this contract terminates.

4)	The first Monthly Anniversary on or after the date we receive Notice to cancel this rider.

5)	Upon the death of the Insured.

Signed for Thrivent Financial for Lutherans
President
Secretary

ICC19 UR-GZ-GIO	page GZ-2

Date of Issue of this Rider: OCTOBER 1, 2019	Contract Number: 0001234567

GUARANTEED INCREASE OPTION BENEFIT

FORM ICC19 UR-GZ-GIO

INSURED:        JOHNATHAN DOE

AGE:        0                SEX:         MALE

OPTION AMOUNT:        $100,000.00

RISK CLASS:        STANDARD NON-TOBACCO

MONTHLY COST:        $3.00

MONTHLY COST IS DEDUCTED TO THE FIRST RIDER ANNIVERSARY ON OR AFTER AGE 49.

MAXIMUM DECREASE CHARGES FOR INCREASES IN FACE AMOUNT*

	MAXIMUM		MAXIMUM		MAXIMUM
AGE AT	DECREASE	AGE AT	DECREASE	AGE AT	DECREASE
INCREASE	CHARGE	INCREASE	CHARGE	INCREASE	CHARGE

0	$ 5.19	20	$14.56	40	$22.58
1	5.23	21	14.81	41	23.23
2	5.27	22	15.08	42	23.92
3	5.33	23	15.38	43	24.63
4	5.38	24	15.66	44	25.38
5	5.60	25	15.93	45	26.18
6	5.83	26	16.22	46	27.11
7	6.06	27	16.52	47	28.09
8	6.30	28	16.84	48	29.12
9	6.54	29	17.19	49	30.21
10	6.79	30	17.56	50	31.37
11	7.22	31	17.94
12	7.67	32	18.35
13	8.12	33	18.79
14	8.59	34	19.24
15	9.07	35	19.73
16	9.56	36	20.24
17	10.07	37	20.78
18	14.09	38	21.35
19	14.32	39	21.95

*Maximum Decrease Charge per $1,000 of decrease if an increase in Face Amount is later decreased (see Section 7.2). The Decrease Charge reduces to zero after 19 years. It is level for 5 years and then reduces on each Contract Anniversary after the effective date of the increase.

ICC19 UR-GZ-RS	page 5-GIO	$GZ050IC